September 18, 2021

Plasma Innovative Inc.

Re: Office Lease

Dear Zhi:

Following the termination of our arrangement, this letter confirms that you may use 1,000 square feet at 523 School House Rd., Kennett Square, PA 19348 as your offices free of charge on a month to month basis commencing August 1, 2021. I will provide you with 30 days advance note to terminate the premises.

Sincerely,

/s/ Chris Alonzo - President

Pietro Industries Inc.